SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): November 12, 2001


                           STATIA TERMINALS GROUP N.V.
             (Exact name of registrant as specified in its charter)




      Netherlands Antilles                0-25821              52-2003016
 (State or other jurisdiction of       (Commission File      (I.R.S. Employer
  incorporation or organization)           Number)          Identification No.)



                               Tumbledown Dick Bay
                       St. Eustatius, Netherlands Antilles
                    (Address of principal executive offices)


      Registrant's telephone number, including area code: (011) 5993-82300


                                 Not Applicable
           ----------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.   Other Events.

          On November 12, 2001, Statia Terminals Group N.V. ("Statia"), a Netherlands Antilles corporation, and Kaneb Pipe Line Operating Partnership, L.P. ("Kaneb"), a limited partnership organized under the laws of the State of Delaware, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which Statia will sell to Kaneb all of the outstanding capital stock of each of Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. (the "Operating Subsidiaries"), which constitute substantially all of Statia's assets, in consideration for a purchase price of approximately $307 million including cash on hand and the assumption of approximately $107 million of indebtedness of the Operating Subsidiaries. The purchase price is subject to adjustment following the sale to reflect the amount of combined cash of the Operating Subsidiaries and their respective subsidiaries on the date of the sale. Following the sale, Statia intends to distribute the proceeds of the sale to holders of Statia's class A common shares (the "Common Shares"), class B subordinated shares (the "Subordinated Shares") and class C shares (the "Incentive Shares"), and subsequently to liquidate.

          Consummation of the sale is not subject to any financing condition, but is subject to other customary closing conditions, including approval of the sale by 662/3% of all votes cast by holders of the Common Shares and Subordinated Shares, voting together, at a special meeting at which at least one-half of Statia's voting securities are represented. In addition, consummation of the sale and subsequent liquidation is subject to approval by 662/3% of all votes cast by holders of the Common Shares, voting separately as a class, of an amendment to Statia's articles of incorporation to provide the method of distribution of the proceeds from the sale among the holders of the Common Shares, the Subordinated Shares and the Incentive Shares.

          Subject to receipt of the shareholder approvals referred to above, following the consummation of the sale, a distribution in the aggregate of $108.2 million will be made to the holders of the Common Shares (representing a distribution of $18.00 per Common Share) and a distribution in the aggregate of $62.3 million will be made to the holders of the Subordinated Shares (representing a distribution of $16.40 per Subordinated Share). Holders of Incentive Shares will be entitled to receive Statia's remaining assets after any adjustment to the purchase price described above and after payment of Statia's liabilities (including payments to optionholders described below) immediately prior to liquidation. Based on information currently available to Statia, assuming the closing of the sale in the first quarter of 2001 and assuming no unanticipated claims are presented between the date hereof and the date of the liquidation, Statia believes that holders of the Incentive Shares are likely to receive an aggregate distribution of approximately $8.1 million. In addition, holders of options to purchase Common Shares will be paid an aggregate of $13.9 million out of the sale proceeds in consideration for the surrender of such options.

          The distribution to the holders of Common Shares following consummation of the sale includes payment for all unpaid dividends that will have accrued in favor of the Common Shares prior to the date of the distribution.

          The foregoing summary of the Stock Purchase Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference.

          Statia issued a press release announcing the execution of the Stock Purchase Agreement on November 13, 2001, a copy of which is filed as Exhibit
99.1 hereto and which is incorporated herein by reference.

          This report contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the ability of Statia to control or estimate precisely, such as future market conditions, the behavior of other market participants and the actions of governmental regulators. These and other risk factors are detailed in reports filed by Statia with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Statia does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)       Financial Statements of Businesses Acquired:

          Not applicable.

(b)       Pro Forma Financial Information:

          Not applicable.

(c)       Exhibits:

          2.1 Stock Purchase Agreement, dated as of November 12, 2001, by and between Statia Terminals Group N.V. and Kaneb Pipe Line Operating Partnership, L.P.

         99.1 Text of press release dated November 13, 2001, issued by Statia Terminals Group N.V.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Statia Terminals Group N.V.
                                          (Registrant)


                                    By: /s/ James G. Cameron
                                       -----------------------------------------
                                       James G. Cameron
                                       Director

                                    By: /s/ James F. Brenner
                                       -----------------------------------------
                                       James F. Brenner
                                       Vice President and Treasurer


Dated: November 14, 2000

                           Statia Terminals Group N.V.

                           Current Report on Form 8-K

                                  Exhibit Index


Exhibit No.         Description

2.1 Stock Purchase Agreement, dated as of November 12, 2001, by and between Statia Terminals Group N.V. and Kaneb Pipe Line Operating Partnership, L.P.

99.1 Text of press release dated November 13, 2001, issued by Statia Terminals Group N.V.